Exhibit 99.1

Global Medical REIT Inc. Announces the Declaration of its Third Quarter 2018 Common and Preferred Dividends

Bethesda, MD — September 10, 2018 — Global Medical REIT Inc. (NYSE: GMRE) (the “Company”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share, announced today that its Board of Directors has authorized:

•	a $0.20 per share cash dividend to common stockholders of record as of September 20, 2018, to be paid on October 10, 2018. This dividend represents the Company’s third quarter 2018 dividend payment to its common stockholders; and

•	a $0.46875 per share cash dividend to holders of record as of October 15, 2018 of its Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) to be paid on October 31, 2018. This dividend represents the Company’s quarterly dividend on its Series A Preferred Stock for the period from July 31, 2018 through October 30, 2018.

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2016.

Investor Contact:

Mary Jensen

Investor Relations

(202) 524-6869

maryj@globalmedicalreit.com